Tompkins Financial Corporation 8-K

EXHIBIT 99.2

Tompkins Financial Corporation Reports Cash Dividend

ITHACA, NY - Tompkins Financial Corporation (NYSE American:TMP)

Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.54 per share, payable on August 13, 2021, to common shareholders of record on August 3, 2021.

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, and Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. The Company’s banks have announced plans for a rebranding effort, pursuant to which the Company’s four wholly-owned banking subsidiaries will be combined into one bank, with The Bank of Castile, Mahopac Bank, and VIST Bank merging with and into Tompkins Trust Company, subject to regulatory approval. The combined bank will conduct business under the “Tompkins” brand name, with a legal name of “Tompkins Community Bank.”

For more information on Tompkins Financial, visit www.tompkinsfinancial.com.